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                     P  R  E  S  S      R  E  L  E  A  S  E

                              FOR IMMEDIATE RELEASE



                  PIZZA INN, INC. REPORTS 3RD QUARTER EARNINGS


THE COLONY, TEXAS -APRIL 18, 2003- PIZZA INN, INC. (NASDAQ:PZZI) today reported earnings per share for its third quarter ended March 30, 2003 of $.04 versus $.05 for the same quarter last year. Net income was $376,000 versus $478,000, on revenues of $14.2 million versus $15.3 million in the previous year. Lower chainwide retail sales and lower cheese prices contributed to decreased revenues and net income. For the nine-month period, earnings per share were $.26 versus $.16 last year. Net income was $2,571,000 compared to $1,635,000 on revenues of $44.7 million versus $48.6 million last year. The nine-month period includes the reversal of a previously recorded pre-tax charge of approximately $1.9 million. The charge was previously recorded in the fourth quarter of fiscal 2002 to fully reserve for the possible nonpayment for a note receivable owed to the Company from the Company's former chief executive officer. The Company received payment in full for the note receivable in December 2002. Year-to-date comparable chainwide same-store sales were 5.2% lower than the same period last year.

Excluding the above-described reversal of approximately $1,286,000 (after-tax) or $.13 per share, net income of $2,571,000 or $.26 per share for the nine-month period ended March 30 was $1,285,000 or $.13 per share. This is compared to net income of $1,635,000 or $.16 per share for the same period last year.

Ronnie Parker, the Company's Chief Executive Officer, commented, "In spite of weaker economic conditions, we are not pleased with the results of the past quarter. However, we are excited about and focused on a number of new initiatives designed to improve Pizza Inn's growth."



                      P R  E  S  S      R  E  L  E  A  S  E


Pizza  Inn,  Inc.                    For  more  information  contact:
3551  Plano  Parkway               Ronald  W.  Parker
The  Colony,  TX  75056               President  and  Chief  Executive  Officer
                    (469)  384-5000


   For more information about the company, visit Pizza Inn at www.pizzainn.com
                                                              ----------------




                                      PIZZA INN, INC.
                      (In thousands, except share and per share amounts)



3RD QUARTER
--------------------------------------------------

                                                     March 30,    March 24,
                                                       2003         2002
                                                    -----------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    14,198  $    15,286

Income before taxes. . . . . . . . . . . . . . . .  $       569  $       724

Net Income . . . . . . . . . . . . . . . . . . . .  $       376  $       478

Diluted earnings per share . . . . . . . . . . . .  $      0.04  $      0.05

Basic earnings per share . . . . . . . . . . . . .  $      0.04  $      0.05

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,063,572   10,057,890
   Basic . . . . . . . . . . . . . . . . . . . . .   10,058,547   10,057,890




NINE MONTHS
--------------------------------------------------

                                                       March 30,   March 24,
                                                           2003         2002
                                                    -----------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    44,723  $    48,580

Income before taxes. . . . . . . . . . . . . . . .  $     3,896  $     2,477

Net Income . . . . . . . . . . . . . . . . . . . .  $     2,571  $     1,635

Diluted earnings per share . . . . . . . . . . . .  $      0.26  $      0.16

Basic earnings per share . . . . . . . . . . . . .  $      0.26  $      0.16

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,060,795   10,108,364
   Basic . . . . . . . . . . . . . . . . . . . . .   10,058,408   10,103,922

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